UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2010

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           (b)    On July 12, 2010, we announced that Albert Benchimol, the Chief Financial Officer of PartnerRe Ltd. (the “Company”), has determined to resign from his position.  Mr. Benchimol will continue to serve as Chief Financial Officer through September 30, 2010 and will remain with the Company through his expected retirement date of December 31, 2010.  It is expected that Mr. Benchimol and the Company will enter into a separation agreement.

           (c)     On July 12, 2010, the Company also announced that Bill Babcock has been appointed Executive Vice President and Chief Financial Officer of the Company effective October 1, 2010.

Mr. Babcock, 43 years old, is currently Group Finance Director.  Upon his appointment as Chief Financial Officer, he will have responsibility for all aspects of the Company’s financial operations, including financial reporting and control, treasury and capital management, tax and investor relations.  Mr. Babcock has 20 years of professional experience, both in public accounting and the reinsurance industry.  Prior to joining PartnerRe in 2008, he held the position of Chief Accounting Officer and Director of Financial Operations at Endurance Specialty Ltd.

In his new position, Mr. Babcock will receive a base salary of $535,000 and an annual target incentive of 100% of base salary.  He will also be granted an award of 12,500 share appreciation rights in connection with his promotion.  It is expected that Mr. Babcock and the Company will enter into an employment contract.

Item 9.01    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Description
99.1	Press Release of PartnerRe Ltd., dated July 12, 2010
99.2	Press Release of PartnerRe Ltd., dated July 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)
Date:	July 16, 2010	By:	/s/ Amanda E. Sodergren
			Name:	Amanda E. Sodergren
			Title:	Chief Legal Counsel

Index to Exhibits

Exhibit No.	Description
99.1	Press Release of PartnerRe Ltd., dated July 12, 2010
99.2	Press Release of PartnerRe Ltd., dated July 12, 2010